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                                                                   EXHIBIT 12-29

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            AND PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

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
                                     TWELVE
                                     MONTHS
                                     ENDED                          YEAR ENDED DECEMBER 31
                                   MARCH 31,    --------------------------------------------------------------
                                      1995         1994         1993         1992         1991         1990
                                   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (THOUSANDS, EXCEPT FOR RATIO AND PERCENT)
Net income.......................  $  420,529   $  419,909   $  521,903   $  588,047   $  568,037   $  514,459
                                   ----------   ----------   ----------   ----------   ----------   ----------
Taxes based on income:
  Current income taxes...........     166,407      169,381      217,363      179,047      148,423      115,373
  Deferred taxes -- net..........     122,707      110,243       99,801      148,947      103,321       56,712
  Investment tax credit
    adjustments -- net...........     (14,989)     (12,826)     (14,227)     (16,768)      13,458       43,740
  Municipal and state............       2,841        2,566        3,373        3,353        4,182        2,367
                                   ----------   ----------   ----------   ----------   ----------   ----------
      Total taxes based on
         income..................     276,966      269,364      306,310      314,579      269,384      218,192
                                   ----------   ----------   ----------   ----------   ----------   ----------
Fixed charges:
  Interest on long-term debt.....     272,242      273,763      325,194      388,580      437,337      472,369
  Amortization of debt discount,
    premium and expense..........      11,015       10,832        9,114        3,952        4,467        4,539
  Other interest.................      10,077       11,170        4,928        5,169        4,233        4,853
  Interest factor of rents.......      28,000       28,000       29,200       34,400       34,900       32,500
                                   ----------   ----------   ----------   ----------   ----------   ----------
      Total fixed charges........     321,334      323,765      368,436      432,101      480,937      514,261
                                   ----------   ----------   ----------   ----------   ----------   ----------
Earnings before taxes based on
  income and fixed charges.......  $1,018,829   $1,013,038   $1,196,649   $1,334,727   $1,318,358   $1,246,912
                                    =========    =========    =========    =========    =========    =========
Preferred and preference stock
  dividend requirements..........  $   29,634   $   29,640   $   30,837   $   30,498   $   32,832   $   35,179
Dividends meeting requirement of
  IRC Section 247................       3,870        3,870        4,383        4,651        4,651        4,651
Percent deductible for income tax
  purposes.......................       40.00%       40.00%       40.00%       41.18%       41.18%       41.18%
Amount deductible................       1,548        1,548        1,753        1,915        1,915        1,915
Amount not deductible............      28,086       28,092       29,084       28,583       30,917       33,264
Ratio of pretax income to net
  income.........................        1.66         1.64         1.58         1.53         1.47         1.42
Dividend factor for amount not
  deductible.....................      46,623       46,071       45,953       43,732       45,448       47,235
Amount deductible................       1,548        1,548        1,753        1,915        1,915        1,915
                                   ----------   ----------   ----------   ----------   ----------   ----------
  Total preferred and preference
    stock dividend factor........      48,171       47,619       47,706       45,647       47,363       49,150
  Total fixed charges............     321,334      323,765      368,436      432,101      480,937      514,261
                                   ----------   ----------   ----------   ----------   ----------   ----------
  Total fixed charges and
    preferred and preference
    stock dividends..............  $  369,505   $  371,384   $  416,142   $  477,748   $  528,300   $  563,411
                                    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed
  charges and preferred and
  preference stock dividend
  requirements...................        2.76         2.73         2.88         2.79         2.50         2.21
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